Exhibit 99.1

Spring Bank Pharmaceuticals Announces Election of Pamela Klein, M.D., to its Board of Directors

HOPKINTON, Mass., Jul. 10, 2019 (GLOBE NEWSWIRE) – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases and certain cancers, today announced that Pamela Klein, M.D., has been elected as an independent member of its Board of Directors. Dr. Klein will also serve on the Science and Technology Committee of the Board of Directors.

“We are thrilled to welcome Dr. Klein to our Board of Directors,” said Scott Smith, chair of the Board of Directors of Spring Bank. “Pam’s extensive biopharmaceutical clinical development and regulatory experience will be extremely helpful to Spring Bank and the Board as we continue to progress our product candidates through clinical trials. Specifically, Pam’s oncology experience will greatly benefit our company as we drive the development of our second-generation STING agonist compound, SB 11285.”

Dr. Klein noted, “I am delighted to join the Board of Directors of Spring Bank. I look forward to working with the Spring Bank Board of Directors and management team as the company continues to progress its novel development candidates. I am particularly excited about the company as it embarks on entering the clinic with its novel, intravenously-administered STING agonist candidate, SB 11285.”

Dr. Klein is a principal and founder of PMK BioResearch, which offers strategic consulting in oncology drug development to corporate boards, management teams and the investment community. She previously served as Chief Medical Officer of Intellikine, which was acquired by Takeda Pharmaceuticals in 2011, and Vice President, Development, at Genentech. Dr. Klein also spent seven years at the National Cancer Institute as Research Director of the NCI-Navy Breast Care Center. Dr. Klein currently serves as a member of various scientific advisory boards as well as on the board of directors of argenx SE, a biotechnology company. Dr. Klein holds a B.A. in biology from California State University and an M.D. from Stritch School of Medicine, Loyola University Chicago, and is trained in internal medicine and medical oncology.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleotide platform. The company designs its compounds to selectively target and modulate the activity of specific proteins implicated in various disease states. The company’s lead product candidate, inarigivir, is being developed for the treatment of chronic hepatitis B virus (HBV). Inarigivir is designed to activate within hepatic cells retinoic acid-inducible gene 1 (RIG-I), which has been shown to inhibit HBV viral replication and induce the intracellular interferon signaling pathways for antiviral defense. The company is also developing its lead STING agonist product candidate, SB 11285, an immunotherapeutic agent for the treatment of selected cancers. For more information, please visit www.springbankpharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, about Spring Bank’s future expectations, plans and prospects. These statements include, but are not limited to, statements about the next steps in the clinical development of SB 11285. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “could,” “potential,” “possible,” “hope,” “likelihood” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs. For example, there can be no guarantee that any product candidate will be successfully developed or complete necessary preclinical and clinical phases, that the results of any pre-clinical study will be predictive for clinical studies of the same product candidate, or that development of any of product candidates will successfully continue. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including: whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether the results of clinical trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Spring Bank’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on March 11, 2019 and in other filings Spring Bank makes with the SEC from time to time.

Source: Spring Bank Pharmaceuticals, Inc.

Investors:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

LifeSci Advisors, LLC

Ashley R. Robinson

(617) 535-7742

Ashley@lifesciadvisors.com

Media:

McNeil, Gray & Rice

Kristin Nugent

Senior Account Supervisor

(617) 367-0100